Exhibit 10.2

alerus financial corporation

2019 Equity Incentive Plan

Performance-based Restricted Stock unit Award Agreement

The Participant specified below is hereby granted a restricted stock unit award (the “Award”) by Alerus Financial Corporation, a Delaware corporation (the “Company”), under the Alerus Financial Corporation 2019 Equity Incentive Plan (the “Plan”). The Award shall be subject to the terms of the Plan and the terms set forth in this Performance-Based Restricted Stock Unit Award Agreement (“Award Agreement”).

Section 1.Award. The Company hereby grants to the Participant the Award of restricted stock units (each such unit, an “RSU”), where each RSU represents the right of the Participant to receive one Share in the future, subject to the terms of this Award Agreement and the Plan.
Section 2.Terms of Restricted Stock Unit Award. The following words and phrases relating to the Award shall have the following meanings:
(a)The “Participant” is ______________________________.
(b)The “Grant Date” is ______________________________.
(c)The number of “RSUs” is ______________________.
(d)The “Performance Period” begins on _______________________ and concludes on _______________________.

Except for words and phrases otherwise defined in this Award Agreement, any capitalized word or phrase in this Award Agreement shall have the meaning ascribed to it in the Plan.

Section 3.Performance Measurement and Vesting.
(a)General. The Committee has established one or more performance objectives for the Performance Period. On a date following the conclusion of the Performance Period (the “Certification Date”), the Committee shall certify the level of performance for each applicable performance objective and the number of RSUs subject to this Award that shall become vested, if any, as set forth in Schedule A to this Award Agreement; provided that such Certification Date shall occur no later than March 15 of the calendar year immediately following the conclusion of the Performance Period. Unless otherwise provided in this Section 3, the Participant shall forfeit all right, title and interest in and to the RSUs that do not become vested as of the Certification Date.
(b)Termination of Service. Except as otherwise provided in Section 3(c), Section 3(d), or Section 3(e), if the Participant’s Termination of Service occurs prior to the Certification Date, the Participant shall forfeit all right, title and interest in and to the RSUs as of such Termination of Service.
(c)Disability or Death. Upon the Participant’s Termination of Service due to the Participant’s Disability or death, the number of RSUs that would vest as of the Certification Date if the Committee were to certify a target level of performance for each performance objective during the Performance Period shall become immediately vested. For the purposes of this Section 3(c), “Disability” (1) has the meaning provided in the then-effective employment agreement, if any, between the Participant and the Company, or, in absence thereof, (2) means a medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months, where such impairment causes the Participant to be unable to perform the duties of the Participant’s position of employment or any substantially similar position of employment.
(d)Retirement. Upon the Participant’s Termination of Service due to the Participant’s Retirement, the Participant will remain eligible to vest in the number of RSUs that would otherwise vest as of the Certification Date pursuant to Section 3(a) as if the Participant had continued in active employment with the Company through such Certification Date; provided, however, if a Participant’s Termination of Service due to Retirement occurs during the first six (6) months following the Grant Date, no part of the RSUs shall vest in accordance with this Section 3(d). For the purposes of this Section 3(d), “Retirement” means the Participant’s voluntary Termination of Service following the Participant’s attainment of: (i) age sixty (60), provided that the Participant has been employed with the Company for at least five (5) years prior to such Termination of Service; or (ii) age sixty-two (62).
(e)Change in Control. If a Change in Control occurs prior to the conclusion of the Performance Period, a portion of the RSUs shall immediately vest (i) if prior to the Change in Control, the Committee determines that this Award will not continue after the Change in Control or that the successor entity (or its parent) will not agree to provide at the time of the Change in Control for the assumption or replacement of this Award with a comparable equity-based award covering shares of the successor entity (or its parent) that would equitably preserve the compensation element of the Award (the date of such determination by the Committee, the “Determination Date”); or, (ii) if the foregoing is inapplicable, if within one (1) year following the Change in Control the Participant incurs a Termination of Service by the Company other than for Cause or by the Participant for Good Reason. The portion of RSUs subject to accelerated vesting pursuant to this Section 3(e) shall equal the number of RSUs that would vest as of the Certification Date if the Committee were to certify a target level of performance for each performance objective during the Performance Period, multiplied by a fraction, the numerator of which is the number of days between the Grant Date and, as applicable, the Determination Date or the date of the qualifying Termination of Service, and the denominator of which is the number of days in the Performance Period.

For the purposes of this Section 3(e), “Cause” (1) has the meaning provided in the then-effective employment agreement, if any, between the Participant and the Company, or, in absence thereof, (2) means (A) the Participant’s commission of any act constituting a felony or the Participant’s conviction or guilty or no contest plea to any criminal misdemeanor involving fraud, misrepresentation, or theft; (B) gross misconduct or any act of fraud, disloyalty, or dishonesty by the Participant related to or in connection with the Participant’s employment with the Company, or otherwise likely to cause material harm to the Company or its reputation; (C) a material violation by the Participant of the Company’s policies or codes of conduct; or (D) the willful or material breach by the Participant of any agreement between the Participant and the Company. “Good Reason” (1) has the meaning provided in the then-effective employment agreement, if any, between the Participant and the Company, or, in absence thereof, (2) means any of the following conditions arising without the consent of the Participant, provided that the Participant has notified the Company in writing of the existence of such condition within ninety (90) days of its first occurrence, and the Company has failed to remedy such condition within thirty (30) days of such notice: (A) a material diminution in the Participant’s base salary, authority, duties, or responsibilities; (B) relocation of the Participant’s principal office more than fifty (50) miles from its location as of the Grant Date; or (C) any other action or inaction that constitutes a material breach by the Company or any terms or conditions of any agreement between the Participant and the Company, which breach has not been caused by the Participant.

Section 4.Settlement of RSUs. Delivery of Shares or other amounts under this Award Agreement and the Plan shall be subject to the following:

(a)Delivery of Shares. The Company shall deliver to the Participant one Share free and clear of any restrictions in settlement of each of the vested and unrestricted RSUs within thirty (30) days of the Certification Date (or, if earlier, the date upon which the RSUs become vested pursuant to Section 3Section 3(c) or Section 3Section 3(e)).
(b)Compliance with Applicable Laws. Notwithstanding any other term of this Award Agreement or the Plan, the Company shall have no obligation to deliver any Shares or make any other distribution of benefits under this Award Agreement or the Plan unless such delivery or distribution complies with all applicable laws and the applicable rules of any securities exchange or similar entity.
(c)Certificates Not Required. To the extent that this Award Agreement and the Plan provide for the issuance of Shares, such issuance may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the applicable rules of any securities exchange or similar entity.
Section 5.Withholding. All deliveries of Shares pursuant to the Award shall be subject to withholding of all applicable taxes. The Company shall have the right to require the Participant (or if applicable, permitted assigns, heirs and Designated Beneficiaries) to remit to the Company an amount sufficient to satisfy any tax requirements prior to the delivery date of any Shares in connection with the Award. Except as otherwise provided by the Committee, such withholding obligations may be satisfied (a) through cash payment by the Participant, (b) through the surrender of Shares that the Participant already owns or (c) through the surrender of Shares to which the Participant is otherwise entitled under the Plan; provided, however, that except as otherwise specifically provided by the Committee, such Shares under clause (c) may not be used to satisfy more than the maximum individual statutory tax rate for each applicable tax jurisdiction, or such lesser amount as may be established by the Company. In the instance the withholding obligation is satisfied through the surrender of Shares, the Company will not deliver fractional Shares, and it will pay, in lieu thereof, the Fair Market Value of such fractional Shares.
Section 6.Dividend Equivalents. The Participant shall be entitled to receive a payment in cash upon the conclusion of the Performance Period in an amount equal in value to any dividends and distributions paid with respect to the RSUs (other than dividends and distributions that may be issued with respect to Shares by virtue of any corporate transaction, to the extent adjustment is made pursuant to Section 3.4 of the Plan) during the Performance Period (“Dividend Equivalents”); provided, however, that no Dividend Equivalents shall be payable to or for the benefit of the Participant with respect to record dates for such dividends or distributions occurring before the Grant Date or on or after the date, if any, on which the Participant has forfeited the RSUs. Dividend Equivalents shall be credited at the time the respective dividends or distributions are paid and shall be accumulated, without interest, and shall be subject to the same restrictions applicable to the underlying RSUs.
Section 7.Restrictive Covenants.
(a)Confidential Information. Except as permitted by the Company, the Participant shall not at any time divulge, furnish or make accessible to anyone or use in any way other than in the ordinary course of the business of the Company or its affiliates, any confidential, proprietary, or secret knowledge or information of the Company or its affiliates that the Participant has acquired or will acquire about the Company or its affiliates, whether developed by himself or herself or by others, concerning (i) any trade secrets; (ii) any confidential, proprietary, or secret designs, programs, processes, formulate, plans devices, or material (whether or not patented or patentable) directly or indirectly useful in any aspect or the business of the Company or of its affiliates; (iii) any customer or supplier lists; (iv) any confidential, proprietary, or secret development or research work; (v) any strategic or other business, marketing, or sales plans; (vi) any financial data or plans; or (vii) any other confidential, proprietary, or secret information about any aspect or the business of the Company or of its affiliates. The Participant acknowledges that the knowledge and information described above constitutes a unique and valuable asset of the Company and represents a substantial investment of time and expense by the Company and that any disclosure or other use of such knowledge or information other than for the sole benefit of the Company or its affiliates would be wrongful and would cause irreparable harm to the Company. The Participant shall not intentionally commit any act that would materially reduce the value of such knowledge or information to the Company or its affiliates. The foregoing obligations or confidentially shall not apply to any knowledge or information that (i) is now or subsequently becomes generally publicly known, other than as a direct or indirect result of the breach of this Award Agreement, (ii) is independently made available to the Participant in good faith by a third party who has not violated a confidential relationship with the Company or its affiliates, or (iii) is required to be disclosed by law or legal process. The Participant’s obligations under this Award Agreement to maintain the confidentiality of the Company’s confidential, proprietary, and secret information are in addition to any obligations of the Participant under any other agreement between the Participant and the Company, and any applicable statutory or common law.
(b)Return of Records and Property. Upon the Participant’s Termination of Service, or at any time upon the Company’s request, the Participant shall promptly deliver to the Company all Company and affiliate records and all Company and affiliate property in his or her possession or under his or her control, including without limitation manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, printouts, computer disks, computer tapes, sources codes, data, tables, or calculations, and all copies thereof; documents that in whole or in part contain any trade secrets or confidential, proprietary, or other secret information of the Company or its affiliates and all copies thereof; and keys, access cards, access codes, passwords, credit cards, personal computers, telephones and other electronic equipment belonging to the Company or an affiliate.
Section 8.Non-Transferability of Award. The Award, or any portion thereof, is not transferable except as designated by the Participant by will or by the laws of descent and distribution or pursuant to a domestic relations order. Except as provided in the immediately preceding sentence, the Award shall not be assigned, transferred, pledged, hypothecated or otherwise disposed of by the Participant in any way whether by operation of law or otherwise, and shall not be subject to execution, attachment or similar process. Any attempt at assignment, transfer, pledge, hypothecation or other disposition of the Award contrary to the provisions hereof, or the levy of any attachment or similar process upon the Award, shall be null and void and without effect.
Section 9.No Rights as Shareholder. Notwithstanding the Participant’s right to receive dividend equivalents pursuant to Section 6, the Participant shall not have any rights of a Shareholder with respect to the RSUs, including but not limited to, voting rights, prior to the settlement of the RSUs pursuant to Section 4(a) above.
Section 10.Heirs and Successors. This Award Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring all or substantially all of the Company’s assets or business. If any rights of the Participant or benefits distributable to the Participant under this Award Agreement have not been settled or distributed at the time of the Participant’s death, such rights shall be settled for and such benefits shall be distributed to the Designated Beneficiary in accordance with the provisions of this Award Agreement and the Plan. The “Designated Beneficiary” shall be the beneficiary or beneficiaries designated by the Participant in a writing filed with the Committee in such form as the Committee may require. The Participant’s designation of beneficiary may be amended or revoked from time to time by the Participant in accordance with any procedures established by the Committee. If a Participant fails to designate a beneficiary, or if the Designated Beneficiary does not survive the Participant, any benefits that would have been provided to the Participant shall be provided to the legal representative of the estate of the Participant. If a Participant designates a beneficiary and the Designated Beneficiary survives the Participant but dies before the provision of the

Designated Beneficiary’s benefits under this Award Agreement, then any benefits that would have been provided to the Designated Beneficiary shall be provided to the legal representative of the estate of the Designated Beneficiary.
Section 11.Administration. The authority to manage and control the operation and administration of this Award Agreement and the Plan shall be vested in the Committee, and the Committee shall have all powers with respect to this Award Agreement as it has with respect to the Plan. Any interpretation of this Award Agreement or the Plan by the Committee and any decision made by the Committee with respect to this Award Agreement or the Plan shall be final and binding on all persons.
Section 12.Plan Governs. Notwithstanding any provision of this Award Agreement to the contrary, this Award Agreement shall be subject to the terms of the Plan, a copy of which may be obtained by the Participant from the office of the General Counsel of the Company. This Award Agreement shall be subject to all interpretations, amendments, rules and regulations promulgated by the Committee from time to time. Notwithstanding any provision of this Award Agreement to the contrary, in the event of any discrepancy between the corporate records of the Company and this Award Agreement, the corporate records of the Company shall control.
Section 13.Not an Employment Contract. Neither the Award nor this Award Agreement shall confer on the Participant any rights with respect to continuance of employment or other service with the Company or a Subsidiary, nor shall they interfere in any way with any right the Company or a Subsidiary may otherwise have to terminate or modify the terms of the Participant’s employment or other service at any time.
Section 14.Amendment. Without limitation of Section 17 and Section 18 below, this Award Agreement may be amended in accordance with the provisions of the Plan, and may otherwise be amended in writing by the Participant and the Company without the consent of any other person.
Section 15.Governing Law. This Award Agreement, the Plan and all actions taken in connection herewith and therewith shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws, except as superseded by applicable federal law.
Section 16.Validity. If any provision of this Award Agreement is determined to be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Award Agreement shall be construed and enforced as if such illegal or invalid provision had never been included herein.
Section 17.Section 409A Amendment. The Award is intended to be exempt from Code Section 409A and this Award Agreement shall be administered and interpreted in accordance with such intent. The Committee reserves the right (including the right to delegate such right) to unilaterally amend this Award Agreement without the consent of the Participant in order to maintain an exclusion from the application of, or to maintain compliance with, Code Section 409A; and the Participant hereby acknowledges and consents to such rights of the Committee.
Section 18.Clawback. The Award and any amount or benefit received under the Plan shall be subject to potential cancellation, recoupment, rescission, payback or other action in accordance with the terms of any applicable Company or Subsidiary clawback policy (the “Policy”) or any applicable law, as may be in effect from time to time. The Participant hereby acknowledges and consents to the Company’s or a Subsidiary’s application, implementation and enforcement of (a) the Policy and any similar policy established by the Company or a Subsidiary that may apply to the Participant, whether adopted prior to or following the date of this Award Agreement and (b) any provision of applicable law relating to cancellation, rescission, payback or recoupment of compensation, and agrees that the Company or a Subsidiary may take such actions as may be necessary to effectuate the Policy, any similar policy and applicable law, without further consideration or action.

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IN WITNESS WHEREOF, the Company has caused this Award Agreement to be executed in its name and on its behalf, and the Participant acknowledges understanding and acceptance of, and agrees to, the terms of the Plan and this Award Agreement, all as of the Grant Date.

Alerus Financial Corporation
By:

Name: Randy Newman

Title: Chairman, President & CEO

Participant

Name:

PERFORMANCE-BASED
RESTRICTED STOCK UNIT AWARD AGREEMENT

schedule a

Performance-Based Objectives

The determination of the number of RSUs that will vest on the Certification Date as provided in Section 3(a) of the Award Agreement will be determined as follows:

1.The Committee will determine the Company’s Cumulative Net Income for the Performance Period subject to any adjustment in accordance with the guidelines set forth in the Alerus Financial Long Term Incentive Plan, as may be in effect from time to time.
2.Based on that Cumulative Net Income, the Committee will determine the Performance Factor for the Performance Period based upon the following table, specifically by determining where the Company’s Cumulative Net Income falls relative to the goals specified in the applicable column of the table, and then by selecting the corresponding Performance Factor. If the Company’s Cumulative Net Income for the Performance Period is between two amounts shown in the applicable column of the table, the corresponding Performance Factor will be determined by linear interpolation between the two relevant Performance Factors shown in the table. If Cumulative Net Income for the Performance Period is less than the Threshold Goal specified, the Performance Factor is zero. The Maximum Performance Factor is 150% regardless of Cumulative Net Income in excess of the Maximum Goal.
Actual Performance Factor Target Cumulative Net Income Executive LTI Payout in $$ Value 80% Minimum $_______ 50% 100% Target $_______ 100% 120% Maximum $_______ 150%

3.The number of Units that will vest as of the Certification Date will be the number of RSUs specified in Section 2(c) multiplied by the Performance Factor.
4.For purposes of this Schedule A, the Company’s “Cumulative Net Income” for any period shall mean the Company’s net income for that period as calculated under U.S. generally accepted accounting principles.

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As an example, to compute the number of Units that will vest on the Certification Date, assume the following facts: (i) the number of RSUs awarded is 500; and (ii) the Company’s actual Cumulative Net Income for the Performance Period was half-way between the Threshold Goal and the Target Goal. Under these facts, the Performance Factor would be 75% (half-way between 50% and 100%), and the number of RSUs vesting on the Certification Date would be 375.